Exhibit 10.1
Limited Liability Company Merger
and
Equity Reallocation Agreement
     This Limited Liability Company Equity Reallocation Agreement (“Agreement”) is entered into as of July 15, 2007 among those members and officers as listed in Exhibit A.
     In consideration of the mutual promises made and for other good and valuable consideration, the parties agree as follows:
1.	Definitions
     For purposes of this Agreement, the following terms will have the indicated definitions:
     “Agreement.” This Limited Liability Company Agreement by and between the Members and Officers.
     “Bankruptcy.” A bankruptcy will be deemed to occur when the LLC files a petition in bankruptcy, voluntarily takes any advantage of any bankruptcy or insolvency law, is adjudicated a bankrupt, or, if a petition or an answer is filed proposing the adjudication of the LLC as a bankrupt, its officers consent to the filing or does not object within 60 days of the filing, unless the petition or answer was discharged or denied prior. “Bankruptcy” includes chapter proceedings under the federal bankruptcy or receivership laws and any comparable proceedings under state law, or any compromise, settlement, composition, workout, or similar arrangement with creditors, whether or not court supervised.
     “Capital.” Initial equity capital, additional and recontributed capital, and receipts from the sale, exchange, or other disposition of LLC property out of the ordinary course of business and any proceeds of financing and refinancing.
     “Cosmerich.” Short for “cosmetic lifestyle enrichment”, Cosmerich refers to an emerging market that at the moment is difficult to limit, as it includes such enterprises as spas, resorts, cruise ships, hair salons, barber shops, nail salons, beauty supply stores and more.
     “Loss.” The LLC’s loss arising from the ordinary day-to-day operation of the LLC’s business.
     “Net cash receipts.” All receipts of the LLC net of the items listed in Section 12 and distributed to the Members and/or Officers.

     “Officers.” Equity-holding Officers who participate in the daily operation of the LLC.
     “Members.” Equity holders who do not participate in the daily operation of the LLC.
     “LLC.” This Limited Liability Company.
     “Percentage Participation.” The interest of a Member or Officer in the capital, profit or loss, and net cash receipts of the LLC.
     “Profit.” Net operating receipts derived from the operation of the business, sales in the ordinary course of business, and receipts from related services and facilities.
Agreement
2.	Formation. This Limited Liability Company is formed pursuant to the laws of the State of Florida.

3.	Name. The name of the LLC is Innovative Medical & Dental Solutions, LLC, AKA IMDS, LLC. The LLC may conduct its business under any other names that the Officers select.

4.	Purposes. The purposes of the LLC are the development, sourcing, finding and creating of products for the practice of medicine and/or dentistry as well as those for the enhancement of personal grooming and appearance in the spa, personal care, grooming and specialty retail market spaces, and to carry out the activities that are essential, advisable, or appropriate in connection with, or incidental to, such business.

5.	Principal Office. The principal office of the LLC will be located at 45 West Crossville Road Suite 514, Roswell, GA 30075 USA or any other place designated by the Officers.

6.	Merger of and Reallocation of Shares of Existing LLCs. IMDS, LLC is a going concern and is registered with the Secretary of State of Florida as an LLC and with the Secretary of State of California as a foreign corporation authorized to operate in California. It is merging with White Science World Wide, LLC, a limited liability company organized under the laws of the State of Georgia. The merged companies will operate as a single entity as IMDS, LLC, a Florida Limited Liability Company.

7.	Member Status and Equity Share in Merged Company

7.1	The Members and Officers hold equity shares in the reformed LLC as follows:

Member or Officer	Equity Share	Status
George Nelson	42%	Officer
Ron Topper	20%	Officer

Irwin Zucker	10%	Officer
Remedent NV	10%	Member
Stephen Ross	5%	Member
Allan Rubenstein	2%	Member
Roy Hart	1%	Member
Investor Group (Members listed in Exhibit B)	10%	Member
7.2	If additional capital is needed and is solicited as an equity-allocating investment, new investor shares shall come only from the equity shares of George Nelson and Ron Topper.

7.3	Loans to the LLC by the Members or Officers will bear such rate of interest as is agreed upon when the loan is made, but if agreement cannot be reached between the lenders and the Officers, the interest rate will be the lowest rate of interest allowed by law. These loans by the Members or Officers will be repaid by agreement, but before any capital is distributed to the Members or Officers.

8	Accountings, Carryover of Debt, Royalties and Working Capital
8.1	Unpaid or deferred salary shall remain as a bonafide payable to be dispersed to employees as determined by the Officers.

8.2	Monies loaned to the LLC by Members shall be repaid within 60 days of this agreement. Members may waive repayment and continue to accrue interest, if agreed to in writing by the member and Officers.

8.3	Monies loaned to the LLC by Officers shall be repaid prior to the declaration of dividends or bonuses to Members or Officers.

8.4	Monies payable to vendors repaid prior to the declaration of dividends or bonuses to Members or Officers. Dividends or bonuses shall not be declared on funds necessary to meet trade payables, but on excess cash flow and profits only.

8.5	All payable items on the books of IMDS, LLC shall remain a bonafide payable of the reformed LLC. Repayment and negotiation of payables shall be the responsibility of George Nelson and Ron Topper as an executive committee.

8.6	Royalty payments to investors shall be accelerated through a 50% increase in the royalty rate until initial investments have been repaid.

8.7	Working capital retained in both firms shall be pooled under the supervision of a Certified Public Accountant for disbursements consistent with this agreement and accepted accounting practices.

8.8	IMDS, LLC and White Science World Wide will provide copies of their current accountings to a Certified Public Accountant, agreed to mutually, as well as to each other. Such copies may be on paper or electronic.

8.9	White Science World Wide will pay amounts to creditors listed in Exhibit A as a condition of closing this agreement.

9	Officers’ Salaries, Allocation of Profits and Performance Bonuses

9.1	Salaries. Officers’ salaries will be reviewed annually. Minimum salaries will be paid until positive cash flow is maintained for a minimum of three months. For the current year, officers will receive monthly minimum to maximum salaries as follows:

Officer	Minimum Monthly Salary	Maximum Monthly Salary

George Nelson	$6,000	$10,000
Ron Topper	$6,000	$10,000
Irwin Zucker	$6,000	$10,000
9.2	If the LLC operates at a taxable profit or has taxable gain, the net cash receipts distributed to a Member or Officer are composed of both ordinary income and capital gains, each Member or Officer participating in the distribution of net cash receipts, will be deemed to participate according to the ratio that the net cash receipts distributed to him vis a vis that item, bears to the total of all net cash receipts distributed and attributable to such item.

9.3	Whenever the Officers vote on day-to-day operational issues, the following percentage participation’s will apply:

Officers	Percentage Participation
George Nelson	33 1/3%
Ron Topper	33 1/3%
Irwin Zucker	33 1/3%
Total	100%
9.4	Performance bonuses. Officers, as individuals who contribute to the daily success of the business through their personal efforts, shall be incentivized through performance-based bonuses. Such bonuses shall be based on certain sales and profit targets being achieved, such targets to be determined, and shall be independent of net earnings or division of income to equity holders. However, no performance bonuses shall be paid unless all trade payables and investor royalties are current and sufficient cash reserves are available to maintain positive cash flow and there is no debt other than a bank working capital line of credit.

9.5	Division of earnings. All equity holders shall be entitled to share of profits. However, no division of earnings shall be made until initial capital raised through royalty-bearing investments have been repaid and royalty levels revert to minimum levels. Additionally, no such division of earnings shall be paid unless all trade payables and investor royalties are current and sufficient cash reserves are available to maintain positive cash flow and there is no debt other than a bank working capital line of credit.

9.	Powers of Officers

9.1	The Officers will possess all of the general powers and rights of a Officers under the LLC law prevalent in the State of Florida including the power, in the Officers’ absolute discretion and on behalf of the LLC, to:

9.1.1	Sell, assign, convey, or transfer title to any portion of the LLC’s real and personal property;

9.1.2	Lease the LLC’s real or personal property;

9.1.3	Borrow money for the LLC;

9.1.4	Prepay, refinance, increase, or otherwise modify any mortgages affecting the LLC’s real or personal property;

9.1.5	Employ on fair terms and proper compensation persons, including Members and Officers, to operate and manage the LLC’s affairs, including real and personal property;

9.1.6	Set aside LLC capital or other funds for payment of past, current, and future liabilities of the LLC;

9.1.7	Unless otherwise provided, determine whether items of income, gain, loss, etc. will be treated as capital or extraordinary, or, alternatively, as profit or loss;

9.1.8	Select and open LLC bank accounts;

9.1.9	Retain an independent Public Accounting Firm to keep and audit books of accounts. These books will be open to reasonable inspection and examination by the Members and their representatives;

9.1.10	Oversee the LLC’s accountants who will prepare monthly, quarterly and annual financial reports. The Officers will promptly deliver to the Members reports of operations.

9.1.11	Execute, acknowledge, and deliver any and all instruments to effectuate any of the foregoing powers.

9.2	Remedent has first rights to purchase equity. No Officer will offer for sale any of his equity other than as an inducement to raise investment capital for the running of the business unless he first offers that equity to Remedent, NV. Should Remedent, NV or its authorized agents decline to purchase the equity, then the Officer shall be free to sell or trade his equity as he sees fit.

9.3	Each Member irrevocably constitutes and appoints the Officers his true and lawful attorney to make, execute, acknowledge, and file in his name, place, and stead:

9.3.1	A Certificate of Limited Liability Company under applicable laws;

9.3.2	Any certificate or other instrument, including registrations or filings concerning the use of fictitious names and filings under the federal and state Securities Acts that may be required;

9.3.3	Documents required to effectuate the dissolution and termination of the LLC; and

9.3.4	Amendments and modifications of the instruments described above.

10.	Services and Limitations of Officers

10.1	The Officers will devote whatever time and effort may be necessary or appropriate to the business and affairs of the LLC.

10.2	The Officers are authorized to manage the LLC’s assets and operations for a reasonable salary. When dealing with any other person or entity in which an Officer has a financial interest, the Officer is required to deal with that party upon terms equal to, or better than, those obtainable in the marketplace from unrelated parties.

10.3	The Officers expressly acknowledges that the attorney, the accountant, and other professional advisors for the LLC will represent the LLC and all Officers, and expressly waives any claim of privilege or defense founded on any alleged professional-client relationship based upon the fact that the Officers engaged them for this LLC.

10.4	The Officers may not engage in new businesses which are in conflict with or competitive to IMDS or Remedent. Any such business opportunities shall be operated through IMDS.

11.	Limitations of Members. No Members will take any part in the conduct of the business or control of the assets or have any right or authority to act for or bind the LLC without the express written authorization of a majority of the Officers. Members will not become liable as a General Members nor will he be liable to creditors of the LLC. No interest will be due, paid, or payable on capital contributions.

12.	Disbursements and Distributions

12.1	The cash receipts from operations, profits, income items, factored receivables, and other funds, resulting from refinancing, sales, exchanges, roll-overs of LLC assets, and other dealings, that are earned or received by the LLC will be disbursed and distributed as follows:

12.1.1	On behalf of the LLC, in payment or as reserves for all expenses, charges, and costs and for all indebtedness including royalties in accordance with the provisions and terms in this Agreement.

12.1.2	All cash receipts not required for the payments or reserves provided for in Section 12.1.1 will be disbursed by the Officers to the Members according to their percentage participation’s, as allocated in Section 7.1.

13.	Exchange of Equity for Distribution Rights, Development Assets. Remedent, NV will receive ten percent (10%) equity in the reformed IMDS, LLC as consideration for the following:

13.1	Remedent, NV, which currently supplies various products to IMDS, has developed an advanced technology intended to replace the technology currently being marketed by IMDS, LLC as “SpaWhite” and “SolarWhite.” This development is valued currently at $300,000 (USD). In consideration of the above inducements and equity, Remedent, NV will transfer ownership of this new technology to the LLC for exclusive manufacturing and sales world wide.

13.2	Remedent, NV further grants to LLC first right of refusal to exclusive distribution rights for all products developed or sourced by Remedent which are suitable for the cosmerich markets, such exclusivity extending to North America. Additionally, the LLC shall not be barred from selling any such items in any market on a non-exclusive basis on a case-by-case basis where no distribution agreement exists between Remedent and a local distributor.

14	Additional distribution rights granted to Remedent, NV. In addition to the quid detailed in Section 13, LLC grants to Remedent NV:

14.1	Rights to sell the product known as “White Ice” in various forms in markets not served by IMDS, LLC;

14.2	Rights to purchase at standard cost the DayLight 5K whitening light and its accessories and to sell such lights in markets not served by the LLC;

15.	Assistance with Legal Support. Remedent will make available its corporate counsel and other legal assets to the LLC for the purposes of defending LLC’s rights to trade in markets where it may be challenged by local governments or other legal or quasi-legal bodies who allege that sale, dispensing or use of LLC’s products by LLC, its agents or customers constitutes the illegal practice of dentistry. Remedent will also provide legal support to identify and remedy the sale of any of its products which conflict with the exclusivity arrangement in Section 13.8 and Section 14.

16.	Other Interests of a Member or Officer. Any Member or Officer may engage or possess interests in other business ventures of every nature and description, independently or with others. Neither the LLC nor any Member or Officer will have any right to any independent ventures of any other Member or Officer, or to the income or profits derived from them. Any dealings between the LLC and the Officers or any of its affiliates will be conducted by the Officers upon the terms and in a manner that will be fair and reasonable to the interests of the LLC and the Members.
18.	Limitation of Liability of Officers

18.1	The Officers will not be personally liable to the Members for the return of capital contributions, the repayment of the purchase price for a percentage participation by the Members, the repayment of any loans or advances to the LLC by the Members, or the payment of interest.

18.2	The Officers will not be liable to any Member for any act, omission, or decision that did not constitute a breach of this Agreement or that was in good faith and without intent to defraud. The Officers will be held harmless against loss, damages, or liability as Officers only to the extent that the assets are not applied to the creditors of the LLC.

19.	Waiver, Amendment, Modification. No waiver, amendment or modification, including those by custom, usage of trade, or course of dealing, of any provision of this Agreement will be effective unless in writing and signed by the Officers. No waiver by any party of any default in performance by the other party under this Agreement or of any breach or series of breaches by the other party of any of the terms or conditions of this Agreement will constitute a waiver of any subsequent default in performance under this Agreement or any subsequent breach of any terms or conditions of that Agreement. Performance of any obligation required of a party under this Agreement may be waived only by a written waiver signed by a duly authorized officer of the other party, that waiver will be effective only with respect to the specific obligation described in that waiver.

20.	Settlement of Disputes

20.1	Each party acknowledges and agrees that, if there is any breach of this Agreement, including, without limitation, unauthorized use or disclosure of Confidential Information or other information of the other party, the non-breaching party will suffer irreparable injury that cannot be compensated by money damages and therefore will not have an adequate remedy at law. Accordingly, if either party institutes an action or proceeding to enforce the provisions of this Agreement, such party will be entitled to obtain such injunctive relief, specific performance, or other equitable remedy from a court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. These will be in addition to and without prejudice to such other rights as such party may have in law or in equity.

20.2	Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement will be referred to mediation before, and as a condition precedent to, the initiation of any adjudicative action or proceeding, including arbitration. The mediation will be held in Atlanta, Georgia. Either party may demand mediation in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail. Furthermore, if within thirty (30) days after such demand, the parties have not agreed upon a mediator and commenced mediation, the matter will be referred to arbitration under Section 20.3. Furthermore, if, within forty-five (45) days after such demand the matter has not been resolved to the satisfaction of both parties, then the matter will be referred to arbitration under Section 20.3.
20.3	Any dispute, controversy, or claim arising out of or related to this Agreement, or the creation, validity, interpretation, breach, or termination of this Agreement that has not been resolved amicably among the parties by mediation under Section 20.2 will be submitted to binding arbitration using the following procedure:

20.3.1	The arbitration will be held in Atlanta, Georgia, before a panel of three arbitrators. Either party may demand arbitration in writing, serving on the other party a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail, and the arbitrator nominated by that party.

20.3.2	Within thirty (30) days after such demand, the other party will name its arbitrate, and the two arbitrators named by the parties will, within ten (10) days, select a third arbitrator.

20.3.3	The arbitration will be governed by the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), except as expressly provided in this Agreement. The arbitration will be administered by the AAA. The arbitrators may not amend or disregard any provision of this section.

20.3.4	The expenses of arbitration will be borne by the party against whom the decision is rendered, or apportioned in accordance with the decision of the arbitrators if there is a compromise decision. Judgment upon any award may be entered in any court of competent jurisdiction. All notices from one party to the other relating to any arbitration under this Agreement will be in writing and will be effective if given in accordance with Section 24 below.

21.	Governing Law and Construction. This Agreement will be governed by the laws of the State of Florida applicable to agreements made and fully performed in Florida by Florida residents. Arbitration and any disputes not determined by arbitrators will be heard in the appropriate general and state courts in Fulton County, Georgia. The substantial prevailing party in any suit will be entitled to reimbursement of reasonable costs and fees from the other party to such action.

22.	Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section. The parties further acknowledge that this Agreement supersedes, terminates and otherwise renders null and void any and all prior agreements or contracts, whether written or oral, entered into between the Officers and the Members with respect to the matters expressly set forth in this Agreement.
23.	Compliance With Law. Both parties agree to comply with all applicable federal, state, and local laws and regulations in performing their duties.

24.	Notices. All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered, sent by facsimile or mailed certified return receipt requested to the Partners at the addresses set forth in the Certificate of Limited LLC, as amended from time to time. Any notice required or permitted to be given by the provisions of this Agreement will be conclusively deemed to have been received on the day it is delivered to that party by facsimile or by U.S. Mail with acknowledgment of receipt or by any commercial courier providing equivalent acknowledgment of receipt.

25.	Benefits. Except as otherwise specifically provided, this Agreement will be binding upon and inure to the benefit of the parties hereto and their personal representatives and assigns.
     Captions and section headings used in this Agreement are for convenience only and are not a part of this Agreement and will not be used in construing it.
     We have carefully reviewed this contract and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

/s/ George Nelson
George Nelson, President, IMDS, LLC

/s/ Ron Topper
Ron Topper National Sales Director, Consumer Products

/s/ Irwin Zucker
Irwin Zucker Chief Operating Officer

/s/ Guy de Vreese Guy de Vreese, Chairman, Remedent NV Member